Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2010, relating to the consolidated financial statements and financial statement schedule of RiskMetrics Group, Inc. and subsidiaries and the effectiveness of RiskMetrics Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of RiskMetrics Group, Inc. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 2, 2010